Exhibit 10.4

THIRD AMENDMENT TO LICENSE AGREEMENT

This Third Amendment to the License Agreements dated August 4, 1998 and June 22, 2000 is made as of the 25th day of September, 2002 by and between the University of Florida Research Foundation, Inc. ("UFRF"), a nonstock, nonprofit Florida corporation, and Oragenics, Inc. (formerly OraGen, Inc.) ("Licensee"), a corporation organized and existing under the laws of Florida.

WHEREAS, UFRF and Licensee (collectively "the Parties") entered into a License Agreement covering certain Licensed Patents, made effective August 4, 1999, first amended on September 15, 2000 and secondly amended on July 10, 2002, and

WHEREAS, the Parties entered into a License Agreement covering certain Licensed Parents, made effective June 22, 2000, first amended on September 15, 2000 and secondly amended on July 10, 2002; and

WHEREAS, the Parties have agreed to amend certain terms of the License Agreements as amended;

NOW THEREFORE, in consideration of the mutual covenants and agreement set forth below, the Parties hereby further amend the License Agreements as follows:

Section 3.2 of the License Agreement made effective August 4, 1998 is amended by deleting the words "In addition, License shall adhere to the following milestones:" and deleting subsections (a), (b) and (c).

Appendix A Development Plan Milestones (Only) of the License Agreement made effective June 22, 2000 is deleted.

Both License Agreements are further amended by adding the following Appendix B.

"In furtherance of Licensee's commitment to diligently pursue development of the technologies covered by the Licensed Patents, Licensee shall be obligated to expend or cause to be expended a combined minimum of $1,000,000 each calendar year beginning in 2003 on the research, development and regulatory prosecution of the technologies covered by the Licensed Patents until a Licensed Product is sold commercially. Failure to expend the minimum amount of $1.000,000 each year on research, development and regulatory prosecution as a total expenditure for both technologies shall constitute a default under each of these agreements.

By January 31 of each year beginning in 2004, Licensee agrees to submit to UFRF an accounting showing an itemization of the amounts expanded for the previous calendar year on the research, development and regulatory prosecution of the technologies covered by the Licensed Patents until a Licensed Product is sold commercially."

The License Agreement, as amended, except as further amended herein, shall remain in full force and effect and is hereby ratified and confirmed

IN WITNESS WHEREOF, the Parties hereto have duly executed this Third Amendment to the License Agreements on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By:	/s/ David L. Day	Date:	September 25, 2002
David L. Day Director, Office of Technology Licensing

ORAGENICS, INC.

By:	/s/ Mento A. Soponis	Date:	September 25, 2002
Mento A. Soponis
President & Chief Executive Officer